Via Facsimile and U.S. Mail
Mail Stop 6010



October 25, 2005


Donald R. Head
President and Chief Executive Officer
Capital Title Group, Inc.
14648 N. Scottsdale Rd., Ste. 125
Scottsdale, AZ   85254

Re:	Capital Title Group, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 17, 2005
	File No. 000-21417

Dear Mr. Head:

      We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief

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